Exhibit 99.1

Tengasco Announces Exchange of Promissory Notes for Interest in Kansas Drilling Program

Knoxville, TN, October 5, 2005 — Tengasco, Inc. (AMEX: TGC) (the “Company”) announced today that Hoactzin Partners, L.P. (“Hoactzin”) will surrender to the Company two promissory notes made by the Company in the aggregate principal amount of approximately $2.5 million. The notes were originally issued to Dolphin Offshore Partners, L.P. (“Dolphin”) in connection with loans made by Dolphin to fund the Company’s recent exchange offer to holders of its Series A, B and C Cumulative Convertible Preferred Stock. In exchange for the surrender of these notes, the Company entered into an agreement today granting Hoactzin a 94.3% working interest in a twelve-well drilling program to be undertaken by the Company on its properties in Kansas. The Company will retain the remaining 5.7% working interest in the drilling program. Peter E. Salas, the Chairman of the Board of Directors of the Company, is the controlling person of Hoactzin. He is also the sole shareholder and controlling person of Dolphin Management, Inc., the general partner of Dolphin, which is the Company’s largest shareholder.

As a result of the exchange and retirement of these two notes, the Company no longer has any material debt other than approximately $190,000 in purchase-money financing for equipment. In addition, the total face value of the Company’s outstanding preferred stock is now $200,000. The Company’s assets in Tennessee and Kansas are also now free of liens.

Upon Hoactzin’s receipt of total proceeds from its working interest in the drilling program in the amount of approximately $3.0 million, Hoactzin will thereafter pay to the Company a management fee equal to 85% of the net revenues attributable to its working interest in the drilling program. The Company has an option expiring March 31, 2006 to repurchase the obligation to drill the final six wells of the twelve well program by paying to Hoactzin an amount equal to one half of the principal amount of the notes exchanged by Hoactzin, plus interest on that amount at 6% per annum until the date of repurchase, and granting to Hoactzin a 1/16 overriding royalty in both the six program wells existing at the time of repurchase and the next six wells drilled by the Company in Kansas.

Jeffrey R. Bailey, President of the Company, stated “We are pleased to report the exchange of Tengasco’s last remaining material debt for an interest in a Company-operated drilling program in Kansas. The Company now has virtually eliminated its debt and preferred stock, and has removed all liens on the Company’s properties in Tennessee and Kansas. This exchange completes a significant and noteworthy reduction of the Company’s debt and preferred stock balances from $17,590,000 in early 2004 to only $390,000 following this exchange. The Company is confident it can now accelerate development of its oil and gas properties and pursue growth opportunities.”

Bailey further reported, “In addition to this new twelve-well program in Kansas, the Company has now drilled six wells in its earlier eight-well drilling program in which some of the former Series A preferred shareholders participated. The Company retained a 19% working interest in those program wells, with an 81% working interest being held by the participants. The three most recent of the six drilled wells are the Urban #6, Kraus AA#3, and the Ben Tempero wells. The Urban #6 has been completed and is averaging approximately 28 BOPD with no associated water. The Kraus completion is underway at present and is expected to be a commercial well. Although the Ben Tempero was a dry hole, five of the six wells drilled so far in that program will have or are expected to result in commercial production. As of September 30, 2005 the first three wells in the eight-well program have produced 6,739 barrels of oil in total, with the first well beginning producing in April, and the third well began producing in June. That is a combined average daily production of approximately 53 barrels per day. If favorable oil prices continue, we anticipate being able to drill all of the wells under this new twelve-well drilling program, as well as the two remaining wells in the eight-well program, from cash flow from operations without incurring additional debt to finance drilling. We also continue negotiations to establish a banking relationship based in part upon this substantial reduction in the Company’s financial obligations over the past two years.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact- Jeffrey R. Bailey, President 865-675-1554